Exhibit 23.4 to Form S-1
Registration Statement
Hanover Gold Company, Inc.


                    Consent of Terrence J. Dunne


I consent to the inclusion in this registration statement on Form S-1 of my report, dated June 5, 1997, on my audit of the financial statements of Easton-Pacific and Riverside Mining Company. I also consent to the reference to me under the caption "Experts".

Terrence J. Dunne

Spokane, Washington
June 5, 1997